Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Third Quarter
2012 Financial and Operating Results

Q3 2012 Production of 82,615 BOE/D Up 17% from
70,675 BOE/D in Q3 2011

September 2012 Exit Rate of 84,550 BOE/D

Q3 2012 Net Income Available to Common Shareholders of
$82.9 Million or $0.70 per Diluted Share and Adjusted Net Income
of $86.9 Million or $0.73 per Diluted Share

Q3 2012 Discretionary Cash Flow of $343.4 Million Up 11% Over
$310.5 Million in Q2 2012

Company Reports More High Volume Wells from its
Bakken/Three Forks Drilling Program in the Williston Basin

Latest Niobrara Project Well in the DJ Basin Tests 1,170 BOE/D

DENVER – October 24, 2012 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the third quarter of 2012 totaled 7.60 million barrels of oil equivalent (MMBOE), of which 86% were crude oil/natural gas liquids (NGLs).  This third quarter 2012 production total equates to a daily average production rate of 82,615 barrels of oil equivalent (BOE), representing a 17% increase over the third quarter 2011 average daily rate of 70,675 BOE per day.  We exited the month of September 2012 producing 84,550 BOE per day.

Production in the first nine months of 2012 totaled 22.29 MMBOE or 81,360 BOE per day.  This represents a 22% increase over total production of 18.28 MMBOE or 66,950 BOE per day in the first nine months of 2011.

Effective October 19, 2012, Whiting Oil and Gas entered into an amendment to its existing credit agreement that increased the Company’s borrowing base under the facility from $1.5 billion to $2.5 billion.  At Whiting’s request, to reduce fees its lenders will initially commit $2.0 billion of the $2.5 billion.  All other terms of the credit agreement remain unchanged.

James J. Volker, Whiting’s Chairman and CEO, commented, “We are pleased to report that our active drilling program is on track for 20% to 23% production growth in 2012. We continue to post some of the best drilling results from the Bakken and Three Forks formations in the Williston Basin. According to the North Dakota Industrial Commission, Whiting’s average well drilled across the Williston Basin remains the most productive over the first 12 months of production of all operators in the Basin.  In addition, our Niobrara project in the DJ Basin has scored impressive new well results.”

Mr. Volker continued, “Our Bakken crude is currently trading at a slight premium to NYMEX crude prices as take-away capacity from the Williston Basin continues to expand. The narrower basis differential added to our discretionary cash flow in the third quarter and should have a greater impact in the fourth quarter.  For example, on October 15th our crude oil price was as follows:”

NYMEX	$91.85
Clearbrook Differential	$1.25
Gathering and Transportation	$(6.34)
Wellhead Price	$86.76
Oct. 15th Bakken Differential to NYMEX	$(5.09)

Operating and Financial Results
The following table summarizes the third quarter operating and financial results for 2012 and 2011:

	Three Months Ended September 30,
	2012	2011	Change
Production (MBOE/d)	82.62	70.67	17%
Discretionary Cash Flow-MM$ (1)	343.4	316.5	8%
Realized Price ($/BOE)	67.99	71.80	(5)%
Total Revenues-MM$	530.5	487.6	9%
Net Income Available to Common Shareholders-MM$ (2)	82.9	206.0	(60)%
Per Basic Share	$0.70	$1.75	(60)%
Per Diluted Share	$0.70	$1.74	(60)%
Adjusted Net Income Available to Common Shareholders-MM$ (3)	86.9	112.9	(23)%
Per Basic Share	$0.74	$0.96	(23)%
Per Diluted Share	$0.73	$0.95	(23)%

	Nine Months Ended September 30,
	2012	2011	Change
Production (MBOE/d)	81.36	66.95	22%
Discretionary Cash Flow-MM$ (1)	1,005.8	913.9	10%
Realized Price ($/BOE)	69.41	73.45	(6)%
Total Revenues-MM$	1,596.4	1,401.0	14%
Net Income Available to Common Shareholders-MM$ (2)	331.7	428.0	(23)%
Per Basic Share	$2.82	$3.65	(23)%
Per Diluted Share	$2.79	$3.62	(23)%
Adjusted Net Income Available to Common Shareholders-MM$ (3)	295.7	332.9	(11)%
Per Basic Share	$2.51	$2.84	(12)%
Per Diluted Share	$2.49	$2.81	(11)%

(1)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(2)	For the three and nine months ended September 30, 2011, net income available to common shareholders included $142.5 million and $151.0 million of pre-tax non-cash hedging gains, respectively.
(3)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

Operations Update

Core Development Areas

Bakken and Three Forks Development
Sanish Field.  Whiting’s net production from the Sanish field averaged 31,400 BOE per day in the third quarter of 2012.  Whiting is generating excellent results from its recent Three Forks drilling operations as it moves into development mode in the central and western portions of the Sanish field.  We expect our development plans at Sanish to extend at least through 2014.  Highlighting recent results was the completion of the Mildred Roggenbuck 41-24TFX.  This cross-unit well was completed on August 28, 2012 flowing 1,695 BOE per day from a 10,005-foot lateral in the Three Forks.  This well, which was fracture stimulated in 30 stages, was drilled on the western side of the Sanish field.

The Smith 34-1TFH was completed on September 26, 2012 flowing 1,480 BOE per day from a 7,530-foot lateral in the Three Forks.  This well was drilled in the center of the Sanish field and was also fraced in 30 stages.

Our Bakken drilling in the Sanish field continues to yield exceptional results.  The Kannianen 22-32XH was completed in the Middle Bakken flowing 3,462 BOE per day on September 6, 2012.  The cross-unit well was drilled in the central portion of the field.  The Pennington 21-3H was completed in the Middle Bakken on August 16, 2012 flowing 2,681 BOE per day.  This well was drilled on the south-central side of the Sanish field.

Lewis & Clark/Pronghorn Prospects.  Whiting’s net production from the Lewis & Clark/Pronghorn prospects averaged 12,190 BOE per day in the third quarter of 2012.  This daily rate represents a 19% increase over the 10,275 BOE per day rate in the second quarter of 2012. We own 409,684 gross (268,077 net) acres in the Lewis & Clark/Pronghorn prospects.  Consequently, we expect our drilling program at Lewis & Clark/Pronghorn to extend for many years.

Typifying our drilling results at Pronghorn was the completion of the Solberg 14-11PH, which flowed at an initial rate of 1,825 BOE per day from the Pronghorn Sand on September 17, 2012. The well’s 10,523-foot lateral was fraced in 30 stages.  The Solberg well was drilled in the northwest portion of the prospect in Stark County, North Dakota.

Also of note were the completion results of two wells drilled off a pad.  The Buckman 34-9PH flowed at an initial rate of 1,964 BOE per day while the Buckman 44-9PH was completed flowing 1,545 BOE per day.  Whiting holds a 68% working interest and a 55% net revenue interest in both wells, which were each tested on September 29, 2012 and completed in the Pronghorn Sand.

Hidden Bench/Tarpon Prospects.  Whiting’s net production from the Hidden Bench/Tarpon prospects averaged 2,505 BOE per day in the third quarter of 2012.  We currently hold 57,295 gross (35,812 net) acres in the Hidden Bench/Tarpon prospects, which are located in McKenzie County, North Dakota.  Of note at Hidden Bench was the recent completion of the Norgard 41-14H.  This well was completed in the Middle Bakken formation on August 23, 2012 flowing 2,052 BOE per day.  We hold a 90% working interest and a 72% net revenue interest in this well.

Subsequent to the third quarter of 2012, we completed two wells at Hidden Bench.  The Timber Creek 21-27H was completed in the Middle Bakken flowing 2,839 BOE per day while the Norgard 41-13H flowed 2,198 BOE per day on completion in the Middle Bakken.  Both wells were tested on October 11, 2012.

In September 2012, we moved a drilling rig to our Tarpon prospect where we set an initial production record for all Bakken wells drilled in the Williston Basin.  The Tarpon Federal 21-4H well was completed flowing 7,009 BOE per day on October 17, 2011.

Missouri Breaks Prospect. We hold 92,214 gross (65,544 net) acres in the Missouri Breaks prospect, located in Richland County, Montana.  We continue to de-risk our acreage in the Missouri Breaks area.  We have now drilled successful wells on the western and southern portions of our acreage.  On September 6, 2012, we completed the Watts 42-21-1H flowing 854 BOE per day.  This was our first well drilled on the southern part of our acreage at Missouri Breaks.

Big Island Red River Play.  We currently hold 171,825 gross (121,982 net) acres in the Big Island prospect, which is located in Golden Valley, North Dakota and Wibaux County, Montana.  We have identified more than 50 vertical Red River prospects at our Big Island play using 3-D seismic interpretations as well as porosity anomalies.  Estimated ultimate recoveries for these wells range from 200,000 BOE to 300,000 BOE.  The wells have an estimated completed well cost of only $3.5 million.

Our most recent completion at Big Island, the Ross 13-2, flowed 306 BOE per day from the Upper Red River “D” zone on August 12, 2012. Whiting holds a 100% working interest and an 80% net revenue interest in this vertical well.  We currently plan to test the Lower Red River “D” zone with a horizontal well in mid-2013.

Midstream Assets
Robinson Lake Gas Plant.  Our gas plant at Robinson Lake is currently processing 65 MMcf of gas per day (gross).  We added compression in September 2012 that brought the plant’s inlet capacity to 72 MMcf per day, and we have the ability to increase to 90 MMcf per day in the future.  Whiting owns a 50% interest in the plant.

Belfield Gas Processing Plant.  As of September 30, 2012, the Belfield plant was processing 12 MMcf of gas per day (gross).  Currently, there is inlet compression in place to process 24 MMcf per day.  Whiting owns 50% of the Belfield plant.  We expect to begin connecting other operators’ wells to the plant in November 2012.

EOR Projects
North Ward Estes Field.  Net production from our North Ward Estes field averaged 8,465 BOE per day in the third quarter of 2012.  One of the largest phases at North Ward Estes (Phase 3B) is pressuring up with CO2, and we anticipate a production response in the first quarter of 2013.  Whiting is currently injecting approximately 340 MMcf of CO2 per day into the field, of which about 64% is recycled gas.

Other Development Areas
Delaware Basin:  Big Tex Prospect. Whiting’s lease position at Big Tex consists of 121,461 gross (91,258 net) acres, located primarily in Pecos County, Texas.  Two horizontal Wolfcamp wells are currently waiting on completion.  One of these wells, the May 2502, offsets the May 2501, a vertical Wolfcamp well that was completed in May 2012 flowing 323 BOE per day from the Upper Wolfcamp formation.  Both May wells are located on the southwest side of the Big Tex prospect.

Denver Basin: Redtail Niobrara Prospect.  As of September 30, 2012, we held a total of 105,569 gross (77,608 net) acres in our Redtail prospect, located in the Denver Julesberg Basin in Weld County, Colorado.  Subsequent to the end of the third quarter, we added 12,615 gross (10,830 net) acres to our acreage position at Redtail.  The acreage is located primarily in the east-central portion of the prospect where Whiting believes the Niobrara “A” zone is also prospective.  We are currently completing our first two wells in the “A” zone.  All of Whiting’s previous wells at Redtail have been completed in the Niobrara “B” zone.

Highlighting recent results from the Niobrara “B” zone was the completion of the Wildhorse 04-0414H.  This well flowed 975 barrels of oil and an estimated 1,170 Mcf of gas (1,170 BOE) per day on October 15, 2012.  Whiting holds a 100% working interest and an 80% net revenue interest in the Wildhorse well, which was drilled on a 640-acre spacing unit.  An offset operator’s well produced at an average 30-day rate of 534 barrels of oil per day in July 2012.

Operated Drilling and Workover Rig Count
As of September 30, 2012, 23 operated drilling rigs and 76 operated workover rigs were active on our properties.

The breakdown of our operated rigs as of September 30, 2012 was as follows:

Region	Drilling	Workover
Northern Rockies	20	27
Permian Basin	1	7
Central Rockies	1	3
EOR Projects:
Postle	1	4
North Ward Estes	-	35
Totals	23	76

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2012 and 2011:

	Three Months
	Ended September 30,
Production	2012	2011	Change
Oil (MMBbls)	5.86	4.80	22%
NGLs (MMBOE)	0.69	0.57	21%
Natural gas (Bcf)	6.32	6.81	(7)%
Total equivalent (MMBOE)	7.60	6.50	17%

Average Sales Price
Oil (per Bbl):
Price received	$81.66	$83.79	(3)%
Effect of crude oil hedging (1)	(0.80)	(0.39)
Realized price	$80.86	$83.40	(3)%
NYMEX oil (per Bbl)	$92.19	$89.91	3%

NGLs (per BOE):
Realized price	$30.77	$56.88	(46)%

Natural gas (per Mcf):
Price received	$3.39	$5.00	(32)%
Effect of natural gas hedging (1)	0.05	0.02
Realized price	$3.44	$5.02	(31)%
NYMEX natural gas (per Mcf)	$2.81	$4.20	(33)%

(1)
Whiting realized pre-tax cash settlement losses of $4.7 million on its crude oil hedges and gains of $0.3 million on its natural gas hedges during the third quarter of 2012.  A summary of Whiting’s outstanding hedges is included later in this news release.

Third Quarter and First Nine Months 2012 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Production (MMBOE)	7.60	6.50	22.29	18.28

Sales price, net of hedging	$67.99	$71.80	$69.41	$73.45
Lease operating expense	12.35	11.94	12.48	12.20
Production tax	5.73	5.31	5.78	5.49
General & administrative	3.29	3.56	3.80	3.42
Exploration	1.36	1.45	1.51	1.99
Cash interest expense	2.15	2.16	2.16	2.16
Cash income tax expense (benefit)	(0.24)	0.15	0.03	0.25
	$43.35	$47.23	$43.65	$47.94

Third Quarter and First Nine Months 2012 Drilling and Expenditures Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three and nine months ended September 30, 2012:

Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q3 12	93 / 45.3	1 / 0.8	94 / 46.1	98.9% / 98.3%	$ 553.4
9M 12	268 / 125.2	1 / 0.8	269 / 126.0	99.6% / 99.4%	$1,537.4

Outlook for Fourth Quarter and Full-Year 2012
The following table provides guidance for the fourth quarter and full-year 2012 based on current forecasts, including Whiting’s full-year 2012 capital budget of $1,900.0 million:

	Guidance
	Fourth Quarter			Full-Year
	2012			2012
Production (MMBOE)	7.60	-	$8.00	29.90	-	30.30
Lease operating expense per BOE	$12.20	-	$12.50	$12.30	-	$12.60
General and admin. expense per BOE	$3.40	-	$3.60	$3.60	-	$3.80
Interest expense per BOE	$2.40	-	$2.60	$2.40	-	$2.60
Depr., depletion and amort. per BOE	$23.50	-	$24.50	$22.50	-	$23.00
Prod. taxes (% of production revenue)	8.4%	-	8.6%	8.2%	-	8.4%
Oil price differentials to NYMEX per Bbl(1)	$(8.50)	-	$(9.50)	$(11.10)	-	$(11.70)
Gas price premium to NYMEX per Mcf(2)	$0.40	-	$0.70	$0.60	-	$0.80

(1)	Does not include the effect of NGLs.
(2)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of October 1, 2012:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Volume	NYMEX Price Collar Range	September 2012
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production

Collars	2012
	Q4	1,163,157	$ 68.93 - $ 106.81	59.3%

Three-way Collars(1)	2013
	Q1	910,000	$ 70.00 - $ 85.00 - $ 114.80	46.4%
	Q2	910,000	$ 70.00 - $ 85.00 - $ 114.80	46.4%
	Q3	910,000	$ 70.00 - $ 85.00 - $ 114.80	46.4%
	Q4	910,000	$ 70.00 - $ 85.00 - $ 114.80	46.4%

Collars	2013
	Q1	294,560	$ 48.17 - $ 90.71	15.0%
	Q2	294,550	$ 48.17 - $ 90.71	15.0%
	Q3	294,450	$ 48.16 - $ 90.70	15.0%
	Oct	294,340	$ 48.15 - $ 90.69	15.0%
	Nov	194,340	$ 47.96 - $ 85.90	9.9%
	Dec	4,340	$ 80.00 - $ 122.50	0.2%

	2014
	Q1	4,250	$ 80.00 - $ 122.50	0.2%
	Q2	4,150	$ 80.00 - $ 122.50	0.2%
	Q3	4,060	$ 80.00 - $ 122.50	0.2%
	Q4	3,970	$ 80.00 - $ 122.50	0.2%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor) of $85.00 for the above hedges, unless the market price falls below the sold put of $70.00 (sub-floor), at which point the minimum price would be NYMEX plus the $15.00 difference between the purchased put and the sold put strike price in the hedges above.

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of October 1, 2012:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Volume	NYMEX Price Collar Range	September 2012
Instrument	Period	(Mcf per Month)	(per Mcf)	Gas Production

Collars	2012
	Q4	30,640	$7.00 - $13.40	1.5%

Whiting also has the following fixed-price natural gas contracts in place as of October 1, 2012:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	September 2012
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2012
Q4	398,667	$5.46	19.3%

2013
Q1	360,000	$5.47	17.4%
Q2	364,000	$5.47	17.6%
Q3	368,000	$5.47	17.8%
Q4	368,000	$5.47	17.8%

2014
Q1	330,000	$5.49	16.0%
Q2	333,667	$5.49	16.1%
Q3	337,333	$5.49	16.3%
Q4	337,333	$5.49	16.3%

Selected Operating and Financial Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selected operating statistics
Production
Oil, MBbl	5,861	4,803	17,020	13,394
NGLs, MBOE	687	565	2,055	1,534
Natural gas, MMcf	6,318	6,807	19,305	20,096
Oil equivalents, MBOE	7,601	6,502	22,292	18,277
Average Prices
Oil per Bbl (excludes hedging)	$81.66	$83.79	$83.99	$88.52
NGL per BOE	$30.77	$56.88	$38.06	$53.75
Natural gas per Mcf (excludes hedging)	$3.39	$5.00	$3.36	$4.98
Per BOE Data
Sales price (including hedging)	$67.99	$71.80	$69.41	$73.45
Lease operating	$12.35	$11.94	$12.48	$12.20
Production taxes	$5.73	$5.31	$5.78	$5.49
Depreciation, depletion and amortization	$23.63	$18.90	$22.26	$18.65
General and administrative (1)	$3.29	$3.56	$3.80	$3.42
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$530,482	$487,557	$1,596,363	$1,400,985
Total costs and expenses	$397,253	$155,183	$1,064,409	$718,869
Net income available to common shareholders	$82,865	$205,966	$331,678	$427,990
Earnings per common share, basic	$0.70	$1.75	$2.82	$3.65
Earnings per common share, diluted	$0.70	$1.74	$2.79	$3.62

Average shares outstanding, basic	117,631	117,381	117,590	117,333
Average shares outstanding, diluted	118,924	118,539	118,968	118,572
Net cash provided by operating activities	$382,760	$275,536	$1,017,945	$863,754
Net cash used in investing activities	$(543,223)	$(420,267)	$(1,221,158)	$(1,266,880)
Net cash provided by financing activities	$179,731	$139,730	$213,477	$390,262

(1)
For the nine months ended September 30, 2012, the price includes the effect of a one-time charge under our Production Participation Plan related to the Whiting USA Trust II divestiture of $0.39 per BOE.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, October 25, 2012 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s third quarter 2012 financial and operating results.  Please call (866) 356-3377 (U.S./Canada) or (617) 597-5392 (International) to be connected to the call and enter the pass code 56379441.  Access to a live Internet broadcast will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on October 25, 2012.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, October 25, 2012 and continuing through Thursday, November 1, 2012.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 89198470.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry put our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; impacts of the global recession and tight credit markets; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2011.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$26,075	$15,811
Accounts receivable trade, net	345,352	262,515
Prepaid expenses and other	21,075	20,377
Total current assets	392,502	298,703
Property and equipment:
Oil and gas properties, successful efforts method:
Proved properties	8,317,199	7,221,550
Unproved properties	366,255	354,774
Other property and equipment	152,786	150,933
Total property and equipment	8,836,240	7,727,257
Less accumulated depreciation, depletion and amortization	(2,416,815)	(2,088,517)
Total property and equipment, net	6,419,425	5,638,740
Debt issuance costs	27,945	33,306
Other long-term assets	89,578	74,860
TOTAL ASSETS	$6,929,450	$6,045,609

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30, 2012	December 31, 2011
LIABILITIES AND EQUITY

Current liabilities:
Accounts payable trade	$141,326	$56,673
Accrued capital expenditures	112,137	142,827
Accrued liabilities and other	175,104	157,214
Revenues and royalties payable	137,162	103,894
Taxes payable	42,380	31,195
Derivative liabilities	33,499	73,647
Deferred income taxes	10,967	1,584
Total current liabilities	652,575	567,034
Long-term debt	1,600,000	1,380,000
Deferred income taxes	1,012,286	823,643
Derivative liabilities	7,931	47,763
Production Participation Plan liability	86,858	80,659
Asset retirement obligations	57,183	61,984
Deferred gain on sale	117,946	29,619
Other long-term liabilities	27,577	25,776
Total liabilities	3,562,356	3,016,478
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, 172,391 issued and outstanding as of September 30, 2012 and December 31, 2011, aggregate liquidation preference of $17,239,100 at September 30, 2012	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized; 118,584,188 issued and 117,631,451 outstanding as of September 30, 2012, 118,105,279 issued and 117,380,884 outstanding as of December 31, 2011	119	118
Additional paid-in capital	1,562,025	1,554,223
Accumulated other comprehensive income (loss)	(1,202)	240
Retained earnings	1,797,954	1,466,276
Total Whiting shareholders’ equity	3,358,896	3,020,857
Noncontrolling interest	8,198	8,274
Total equity	3,367,094	3,029,131
TOTAL LIABILITIES AND EQUITY	$6,929,450	$6,045,609

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$521,195	$468,573	$1,572,648	$1,368,121
Gain on hedging activities	398	1,871	2,285	7,326
Amortization of deferred gain on sale	8,636	3,518	21,281	10,455
Gain (loss) on sale of properties	99	13,505	(263)	14,732
Interest income and other	154	90	412	351
Total revenues and other income	530,482	487,557	1,596,363	1,400,985
COSTS AND EXPENSES:
Lease operating	93,859	77,630	278,153	222,937
Production taxes	43,519	34,510	128,893	100,412
Depreciation, depletion and amortization	179,587	122,890	496,296	340,868
Exploration and impairment	23,882	18,918	79,362	61,326
General and administrative	25,034	23,144	84,611	62,470
Interest expense	18,734	16,130	55,095	45,867
Change in Production Participation Plan liability	6,217	853	6,199	3,060
Commodity derivative (gain) loss, net	6,421	(138,892)	(64,200)	(118,071)
Total costs and expenses	397,253	155,183	1,064,409	718,869
INCOME BEFORE INCOME TAXES	133,229	332,374	531,954	682,116
INCOME TAX EXPENSE (BENEFIT):
Current	(1,859)	975	676	4,590
Deferred	51,975	125,164	198,868	248,728
Total income tax expense	50,116	126,139	199,544	253,318
NET INCOME	83,113	206,235	332,410	428,798
Net loss attributable to noncontrolling interest	21	-	76	-
NET INCOME AVAILABLE TO SHAREHOLDERS	83,134	206,235	332,486	428,798
Preferred stock dividends	(269)	(269)	(808)	(808)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$82,865	$205,966	$331,678	$427,990
EARNINGS PER COMMON SHARE:
Basic	$0.70	$1.75	$2.82	$3.65
Diluted	$0.70	$1.74	$2.79	$3.62
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	117,631	117,381	117,590	117,333
Diluted	118,924	118,539	118,968	118,572

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income Available to Common Shareholders to
Adjusted Net Income Available to Common Shareholders
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Income Available to Common Shareholders	$82,865	$205,966	$331,678	$427,990

Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(5,387)	(2,183)	(13,298)	(6,572)
(Gain) Loss on Sale of Properties	(62)	(8,379)	164	(9,261)
Impairment Expense	8,449	5,881	28,601	15,666
One-time Charge Under Production Participation Plan Related to Trust II Offering	-	-	5,924	-
Unrealized Derivative (Gains) Losses	1,002	(88,406)	(57,341)	(94,953)
Adjusted Net Income (1)	$86,867	$112,879	$295,728	$332,870

Adjusted Net Income Available to Common Shareholders per Share, Basic	$0.74	$0.96	$2.51	$2.84
Adjusted Net Income Available to Common Shareholders per Share, Diluted	$0.73	$0.95	$2.49	$2.81

(1)
Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under US GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$382,760	$275,536	$1,017,945	$863,754
Exploration	10,338	9,440	33,592	36,406
Exploratory dry hole costs	(1,885)	(417)	(2,140)	(4,714)
Changes in working capital	(47,590)	32,246	(42,805)	19,258
Preferred stock dividends paid	(269)	(269)	(808)	(808)
Discretionary cash flow (1)	$343,354	$316,536	$1,005,784	$913,896

(1)
Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, non-cash losses on mark-to-market derivatives and other non-current items less the gain on sale of properties, amortization of deferred gain on sale, non-cash gains on mark-to-market derivatives, and preferred stock dividends paid.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.